Exhibit 3.1

Acres commercial realty corp.

ARTICLES OF AMENDMENT

ACRES Commercial Realty Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definition of “Stock Ownership Limit” in Section 6.1 thereof, which prior to the Effective Time (as defined below) reads as follows:

“Stock Ownership Limit. The term "Stock Ownership Limit" shall mean nine and eight-tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock of the Corporation excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes.”

and replacing such definition in Section 6.1 thereof, as of the Effective Time, to read as follows:

“Stock Ownership Limit. The term "Stock Ownership Limit" shall mean four and thirty-four hundredths percent (4.34%) in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock of the Corporation excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes.”

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation (the “Board”) without stockholder approval, as permitted by the Charter and the Maryland General Corporation Law. Section 6.2.8 of the Charter provides that the Board may from time to time increase or decrease the Stock Ownership Limit without stockholder approval. Article VII of the Charter requires stockholder approval for specified amendments except as otherwise provided in the Charter. Consequently, there is no stock outstanding that is entitled to vote on the foregoing matter as provided by the Charter.

THIRD: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on April 29, 2026 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 28th day of April, 2026.

ATTEST:		ACRES COMMERCIAL REALTY CORP.

By:	/s/ Jaclyn Jesberger	By:	/s/ Mark Fogel
Name:	Jaclyn Jesberger	Name:	Mark Fogel
Title:	Secretary	Title:	President & Chief Executive Officer